Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2011, except for Note 16 which is May 31, 2011 with respect to the restated audited financial statements of Medical Care Technologies Inc. for the years ended December 31, 2010 and 2009, which report is included in the annual report on Form 10K/A of Medical Care Technologies Inc. filed with the Securities and Exchange Commission on June 1, 2011.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

June 2, 2011